Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of April 1, 2024, is made by and between Southwest Heritage Bank, a federal savings bank (the “Bank” or the “Employer”), and Ciaran McMullan (the “Executive”). References herein to the “Company” refer to Bancorp 34, Inc., a Maryland corporation, the parent company of Employer. Certain terms used in this Agreement are defined in Section 20 hereof.

WHEREAS, the Bank wishes to hire the Executive as its Chairman and Chief Executive Officer, and the Executive wishes to accept employment with the Bank under the terms and provisions set forth below.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Employment. The Employer shall employ the Executive, and the Executive shall serve the Employer, as Chairman and Chief Executive Officer of the Bank and of the Company upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Bank’s and Company’s Bylaws as applicable or assigned by the Bank’s or Company’s Board of Directors (as applicable, the “Board”) of each respective entity from time to time. The Executive shall report to the Board and shall devote his full working time to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy. Further, the Executive’s service on the boards of directors (or similar body) of other charitable or for-profit businesses is subject to the prior approval of the Board to the extent that such activity (a) will interfere with the effective discharge of the Executive’s duties and responsibilities to the Employer or that any business related to such service is then in competition with any business of the Employer, its successors or assigns; or (b) would reasonably be expected to adversely affect the reputation of the Employer; provided, however, the Employer hereby acknowledges that the Executive has been appointed as a director of Blue Ridge Bank, Martinsville, VA and approves the Executive’s continued service on such board of directors. Within 30 days following the date hereof, and on an annual basis thereafter, the Executive will disclose to the Employer all boards of directors, advisory boards, and charitable, community and industry boards and committees on which the Executive serves and whether the Executive intends to continue his service on such boards and committees for the then-current calendar year.

The Company shall nominate the Executive for election as a director at such times as necessary so that the Executive will, if elected by shareholders, remain a director of the Company throughout the Term (as defined below) or any extension of this Agreement. The Executive hereby consents to serving as a director and to being named as a director of the Company in documents filed with the SEC and the Company’s and Bank’s regulators. The Board of the Company shall undertake every lawful effort to ensure that the Executive continues throughout the Term to be nominated, elected and reelected as a director of the Bank.

2.             Term. Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall commence effective April 1, 2024, and be for a term of ending two years following the effective date (the “Initial Term”). Commencing on April 1, 2026, and continuing each annual anniversary thereafter, the Term shall automatically be extended for an additional one-year period beyond the then-effective expiration date unless a written notice of non-renewal from the Employer or the Executive is received 30 days prior to such anniversary advising the other that this Agreement shall not be further extended (each, a “Renewal Term” and, together with the Initial Term, the “Term”). If either party provides timely notice of non-renewal of the Agreement, but the Executive continues to provide services to the Employer as an employee, such post-expiration employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement.

3.             Compensation and Benefits.

(a)           As of the date of this Agreement, the Employer shall pay the Executive an annual base salary rate of $350,000.00. The salary will be paid in accordance with the Bank’s standard payroll procedures. The Board shall evaluate the Executive’s performance at least annually and may increase the Executive’s base salary if it determines in its sole discretion that an increase is appropriate.

(b)           The Executive shall be eligible each year to receive a cash bonus equaling up to 40% of his annual base salary if the Employer achieves certain performance levels established from time to time by the Board or its authorized designee. Any bonus payment made pursuant to this Section 3(b) shall be made in accordance with the terms of the plan pursuant to which the bonus is paid, but in any event within 70 days after the previous year end for which the bonus was earned by the Executive and became a payable of the Employer.

(c)           It is anticipated that the Board will approve and implement a new 2024 long-term incentive plan (the “LTIP”) and will allocate to the LTIP 6.5% of the Company’s common stock for issuance thereunder. Subject to the Board’s approval of the LTIP, including approval of the issuance of awards pursuant thereto, the Employer shall deliver to the Executive a restricted award agreement issued pursuant to the LTIP granting to the Executive a stock or similar equity-based award, which is anticipated to equal 110,000 shares of Company common stock. The terms of such restricted award, including vesting provisions, would be determined by the Board and would be subject to the LTIP. The Executive would be eligible for additional equity or equity-based restricted awards under the LTIP in subsequent years, in each case, subject to the Board’s approval of such restricted awards and the terms thereof. The anticipated restricted award to the Executive for the calendar year 2025 would be an award equal to 39,000 shares of Company common stock and for the calendar year 2026 would be an award equal to 26,000 shares of Company common stock. Thereafter, the Executive would be eligible for additional grants of equity or equity-based incentive compensation, in each case, subject to the Board’s review and approval, and to the extent the pool of Company common stock to be allocated pursuant to the LTIP is full granted, the Board anticipates that it would coordinate with Bank management to create additional equity-based incentive bonus opportunities for Bank employees, including the Executive.

(d)           In addition to the benefits specifically described in this Agreement, the Executive shall be eligible to participate in all retirement, welfare, health or other benefits plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer. The parties agree that the benefits stated in this Section 3(c) shall be subject to the terms of such plans or programs applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer, as they may be amended from time to time by the Employer.

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(e)           The Employer shall reimburse the Executive for (i) reasonable and necessary travel and other business expenses related to the Executive’s duties in accordance with the Employer’s business expense reimbursement policy, as well as reasonable travel expenses incurred by the Executive during 2024 specifically related to the Executive commuting to and from his current home base and the Bank’s offices; and (ii) the Executive’s personal monthly mobile cellular and data plan costs, personal automobile usage and expenditures (including leasing costs), monthly club dues (excluding initiation fees) and reasonable expenses incurred by the Executive in connection with using such club for the Employer’s business, and similar expenses associated with other activities that facilitate the Executive’s ability to effectively execute the Bank’s strategic objectives (provided that, with respect to reimbursements and payments to be made pursuant to this clause (ii), such reimbursements and payments shall not exceed $24,000 per year); provided, further, in each case, the Executive shall, as a condition of any such reimbursement, submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the United States Treasury Department. In addition, the Employer shall reimburse the Executive for educational expenses related to the Executive’s professional development and for membership in professional and civic organizations to the extent such activities are consistent with the Employer’s strategic objectives.

All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the term of the Executive’s employment with Employer to be eligible for reimbursement. The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable and in accordance with the Employer’s reimbursement policy in effect, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

(f)           The Bank and Company shall apportion any payments or benefits paid to the Executive pursuant to this Agreement among themselves as they may agree from time to time; provided, however, that they must satisfy in full all such obligations in a timely manner as set forth in this Agreement regardless of any agreed-upon apportionment. Executive’s receipt of satisfaction in full of any such obligation from the Company or the Bank shall extinguish the obligations of the other with respect to such obligation.

(g)          The Executive agrees to repay any compensation previously paid to the Executive under this Agreement that is required to be recovered under any applicable law (including any rule of any exchange or service through which the securities of the Bank or the Company are then traded), including, but not limited to, the following circumstances:

(i)            where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R. Part 364, Appendix A;

(ii)           where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(iii)          if, while the Executive is also a senior executive officer of the Bank, the Bank becomes, and for so long as the Bank remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation, when paid, exceeds the restrictions imposed on the senior executive officers of such an institution.

The Executive agrees to return, within 60 days or within any earlier timeframe required by applicable law, any such compensation properly identified by the Company or the Bank by written notice. If the Executive fails to return such compensation within the applicable time period, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive by the Company or the Bank. The provisions of this subsection shall be modified to the extent, and remain in effect for the period, required by applicable law.

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4.            Termination.

(a)           The Executive’s employment under this Agreement may be terminated prior to the end of the Term of this Agreement, if applicable, only as follows:

(i)            upon the death of the Executive. If the Executive’s employment is terminated because of the Executive’s death, the Employer shall pay the Executive’s estate any sums due him as base salary, reimbursement of expenses, and any accrued and unused vacation time to which the Executive may be entitled under Employer’s benefit plans and policies through the end of the month during which death occurred, as well as his base salary for a period of one year following his death, each in accordance with the Employer’s standard payroll procedures. The Employer shall also pay the Executive’s estate any bonus earned through the date of death. Any bonus for previous years that was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement. Any bonus that is earned in the year of death will be paid in accordance with the terms of the plan pursuant to which the bonus is paid, but in any event within 70 days after the year end in which the Executive died. To the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Employer for the entire year and prorated through the date of the Executive’s death.

(ii)           upon the Disability of the Executive. During the period of any Disability leading up to the termination of the Executive’s employment under this provision, the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (including accrued and unused vacation time, but not including any bonus for the then-current year, which shall be paid as set forth below) in accordance with the Employer’s standard payroll procedures until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer; provided, however, that, the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit or pension plan covering the Executive. Furthermore, the Employer shall pay the Executive any bonus earned through the date of onset of the physical or mental impairment that led to the Disability. Any bonus for previous years that was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement. Any bonus that is earned in the year which includes the date of onset of the physical or mental impairment that led to the Disability will be paid in accordance with the terms of the plan pursuant to which the bonus is paid, but in any event within 70 days after the year end in which the Executive became Disabled.

(iii)          by the Employer for Cause, subject to any cure right to which the Executive is entitled pursuant to Section 20(c). If the Executive’s employment is terminated for Cause under this provision, the Executive shall receive only any sums due him as base salary and accrued and unused vacation time and reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s standard payroll procedures. Any cash bonus for previous years that was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement.

(iv)          by the Employer without Cause or by the Executive for Good Reason, in either case, other than during a Change in Control Period. If the Executive desires to terminate this Agreement for Good Reason pursuant to this Section, the Executive must deliver written notice of termination to the Employer within a 90-day period beginning on the Good Reason event and the Employer shall have not less than 30 days to remedy this condition. If the Employer does not remedy this condition, the Executive’s employment shall be terminated on the 30th day following the Executive’s delivery of written notice of termination or such earlier date as determined by the Employer. If the Executive’s employment is terminated under this provision, the Executive shall be entitled to the following:

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(A)          severance compensation in an amount equal to 100% of his then current monthly base salary, to be paid in 12 equal monthly installments with the initial installment paid on the later of (1) the Release Effective Date; or (2) the first day of the month following the date of the Executive’s termination and continuing on the first day of the month for the next 11 months thereafter; and

(B)           the Executive may continue participation, in accordance with the terms of the applicable benefits plans, in the Company’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (as amended and including regulations related thereto, “COBRA”). In accordance with COBRA, assuming Executive is covered under the Employer’s group health plan as of his date of termination, Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period (the “Continuation Period”). If Executive elects COBRA coverage for group health coverage in connection with a termination of employment pursuant to this Section 4(a)(iv), then he will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and the Company’s share of such premiums (the “Employer-Provided COBRA Premium”) shall be treated as taxable income to Executive. Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this Section 4(a)(iv)(B) shall be eliminated if and when the Executive is offered Affordable Care Act compliant group health coverage from a subsequent employer.

Employer shall pay any other benefits through the date of termination, including accrued and unused vacation time, to which the Executive may be entitled under Employer’s benefit plans and policies through the end of the month during which termination occurred in accordance with the Employer’s standard payroll procedures. In addition, the Employer shall also pay the Executive any vested unpaid bonus earned or accrued through the date of termination; provided, however, any such bonus for previous years that was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement, and any such bonus that is earned in the year of the Executive’s termination will be paid in accordance with the terms of the plan pursuant to which the bonus is paid, but in any event within 70 days after the year end in which the Executive’s employment was terminated. To the extent that any such bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Bank for the entire year and prorated through the date of the Executive’s termination of employment. All amounts to be paid pursuant to this paragraph are referred to as the “Accrued Obligations.”

(v)          by the Employer without Cause or by the Executive for Good Reason, in either case, during a Change in Control Period. If the Executive desires to terminate this Agreement for Good Reason pursuant to this Section, the Executive must deliver written notice of termination to the Employer within a 90-day period beginning on the Good Reason event and the Employer shall have not less than 30 days to remedy this condition. If the Employer does not remedy this condition, the Executive’s employment shall be terminated on the 30th day the Executive’s delivery of written notice of termination or such earlier date as determined by the Employer. If the Executive’s employment is terminated pursuant to this provision, in addition to the Accrued Obligations, the Executive shall be entitled to the following:

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(A)          upon the later of (1) the Release Effective Date; or (2) 60 days following the Executive’s last day of employment, the Employer shall pay the Executive a single lump sum payment in an amount equal to (I) the sum of Executive’s then current annual base salary plus the average of his last two years’ cash bonuses; multiplied by (II) two (such amount, the “Change in Control Payment”). In addition to the Change in Control Payment, the Employer shall pay the Executive any vested and earned bonus awarded for previous years but which were not yet paid; and

(B)          the Executive may continue participation, in accordance with the terms of the applicable benefits plans, in the Company’s group health plan pursuant to plan continuation rules under the COBRA. In accordance with COBRA, assuming Executive is covered under the Employer’s group health plan as of his date of termination, Executive will be entitled to elect COBRA continuation coverage for the Continuation Period. If Executive elects COBRA coverage for group health coverage in connection with a termination of employment pursuant to this Section 4(a)(v), then he will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and Employer-Provided COBRA Premium shall be treated as taxable income to Executive. Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this Section 4(a)(v)(B) shall be eliminated if and when the Executive is offered Affordable Care Act compliant group health coverage from a subsequent employer.

Without limiting the foregoing, the Executive shall be entitled to receive the Change in Control Payment without any termination of his employment pursuant to this Section 4(a)(v) if upon the occurrence of a Change in Control pursuant to Section 20(d)(i), (ii), (iv) or (v), the Executive and the surviving company in such Change in Control (the “Successor Company”) fail to (x) enter into an assignment and assumption of this Agreement by the Successor Company; or (y) enter into a new employment agreement between the Executive and the Successor Company which shall include the following terms: (1) the Executive’s base salary and target bonus opportunity shall be equal to the Executive’s then-current total annual cash compensation opportunity under this Agreement; and (2) the new employment agreement shall include a change in control payment on similar terms set forth in this Section 4(a)(v), payable upon the occurrence of a Change in Control with respect to the Successor Company. For the avoidance of doubt, in no event shall the Executive be entitled to receive more than one Change in Control Payment pursuant to this Section 4(a)(v).

(vi)          by the Executive without Good Reason effective upon the 30th day after the Executive’s delivery of written notice of termination to the Employer or such earlier date as determined by the Employer. If the Executive resigns under this provision, the Executive shall receive any sums due him as base salary or reimbursement of expenses through the date of such termination, and any other benefits, including accrued and unused vacation time, to which the Executive may be entitled under the Employer’s benefit plans and policies, which shall be paid in accordance with the Employer’s standard payroll procedures.

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(b)          With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive’s employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives. Within 30 days of termination of the Executive’s employment, and as a condition to the Employer’s obligation to pay any severance hereunder, the Employer and the Executive shall enter into a release in the form acceptable to the Employer and the Executive shall not have revoked such release within the revocation period stated in such release (which period shall be no longer than the period required to comply with applicable law) (the “Release Effective Date”), which shall acknowledge such remaining obligations and discharge the Employer and its officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive’s employment by the Employer, including the circumstances of such termination. In addition, if such severance payment is made by the Employer, and if the 30-day period spans two calendar years, such severance payment must be made in the subsequent calendar year regardless of when the release is executed by the Executive.

(c)           As a condition to the Employer’s obligation to pay any amounts hereunder, regardless of the reason for the termination of the Executive’s employment, if requested in writing by the Bank or Company, the Executive shall offer to resign as a director of the Bank and of the Company, if the Executive is then serving in any such position.

(d)           The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code. If the Employer’s independent accounting firm or independent tax counsel appointed by the Employer and reasonably acceptable to the Executive (“Tax Counsel”) determines that any or the aggregate value (as determined pursuant to Section 280G of the Code) of all payments, distributions, accelerations of vesting, awards and provisions of benefits by the Employer to or for the benefit of the Executive (whether paid or payable, distributed or distributable, accelerated, awarded or provided pursuant to the terms of this Agreement or otherwise), (a “Payment”) would constitute an excess parachute payment and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), such Payment shall be reduced to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive as a result of such reduction will exceed the net after-tax benefit that would have been received by the Executive if no such reduction were made. The Payment shall be reduced by the Employer pursuant to the foregoing sentence in a manner that Tax Counsel determines maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where Tax Counsel determines that two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. If, however, such Payment is not reduced as described above, then such Payment shall be paid in full to the Executive and the Executive shall be responsible for payment of any Excise Taxes relating to the Payment.

All calculations and determinations under this Section 4 shall be made by Tax Counsel whose determinations shall be conclusive and binding on the Employer and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 4, Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Employer and the Executive shall furnish Tax Counsel with such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section. The Employer shall bear all costs Tax Counsel may incur in connection with its services. In connection with making determinations under this Section, Tax Counsel shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including without limitation, the Executive’s agreement to refrain from performing services pursuant to a covenant not to compete or similar covenant, and the Employer shall cooperate in good faith in connection with any such valuations and reasonable compensation positions.

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(e)           Notwithstanding anything contained in this Agreement to the contrary:

(i)            if the Executive is suspended or temporarily prohibited from participating, in any way or to any degree, in the conduct of the Bank’s affairs by (1) a notice served under Section 8(e) or (g) of Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. Section 1818(e) or (g)) or (2) as a result of any other regulatory or legal action directed at the Executive by any regulatory or law enforcement agency having jurisdiction over the Executive (each of the foregoing referred to herein as a “Suspension Action”), and if this Agreement is not terminated, the Employer’s obligations under this Agreement shall be suspended as of the earlier of the effective date of such Suspension Action or the date on which the Executive was provided notice of the Suspension Action, unless stayed by appropriate proceedings. If the charges underlying the Suspension Action are dismissed, the Employer shall (1) pay on the first day of the first month following such dismissal of charges (or as provided elsewhere in this Agreement) the Executive all of the compensation withheld while the obligations under this Agreement were suspended; and (2) reinstate any such obligations which were suspended.

(ii)           if the Executive is removed or permanently prohibited from participating, in any way or to any degree, in the conduct of the Bank’s affairs by (1) an order issued under Section 8(e)(4) or (g)(1) of the FDIA (12 U.S.C. Section 1818 (e)(4) or (g)(1)); or (2) any other legal or law enforcement action (each of the foregoing referred to herein as a “Removal Action”), all obligations of the Executive under this Agreement shall terminate as of the effective date of the Removal Action, but any vested rights of the parties hereto shall not be affected.

(iii)          if the Bank is in default (as defined in Section 3(x)(1) of the FDIA, 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this Section (4)(e) shall not affect any vested rights of the parties hereto.

(iv)          if the FDIC is appointed receiver or conservator of the Bank under Section 11(c) of the FDIA (12 U.S.C. Section 1821(c)), the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(f)            If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. Section 1823(c)) to the Bank, but excluding any such assistance provided to the industry generally, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such assistance, other than any rights of the Executive that vested prior to the FDIC action. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(g)           If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. Section 1823(f) and (k)) by the Bank, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such transaction, other than any rights of the Executive that vested prior to the transaction. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

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(h)           Notwithstanding anything contained in this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. In addition, all obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

(i)            In the event that the Bank is subject to Part 359 of the FDIC Rules and Regulations (12 C.F.R. Part 359), then, notwithstanding the timing for the payment of any severance amounts described in this Section 4, no such payments shall be made or commenced, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Bank pursuant to Part 359 prior to the receipt of such concurrence or consent. Any payments prohibited by operation of this Section 4(i) shall be paid as a lump sum within 30 days following receipt of the concurrence or consent of the appropriate federal banking agency of the Bank or as otherwise directed by such federal banking agency.

(j)           Any golden parachute payment obligation may be governed by FDIC regulations at 12 C.F.R. Part 359, if the institution’s condition warrants when the payment obligation arises (e.g., the employee is terminated when the institution is in troubled condition). In the latter case, the payment obligation would be wholly conditional upon the parties having obtained the express approval of the institution’s appropriate federal banking agency, the FDIC, or the approval of the institution’s appropriate federal banking agency and the concurrence of the FDIC. As provided in the FDIC’s regulations under 12 C.F.R. § 303.244 and 12 C.F.R. § 359.4, the agencies may, or may not, provide permission to pay some (or none) of these amounts solely within their discretion pursuant to a written application. Moreover, the characterizations of the payments by the parties to this Agreement (e.g., as to what is “severance” or constitutes a “change-in-control” payment) are not relevant under Part 359; if Part 359 is deemed applicable it will apply to all sums that constitute “golden parachute payments” under Part 359 as interpreted by the appropriate agency or agencies, and may include health benefits (or some portion thereof), and incentive payments.

5.             Ownership of Work Product. The Employer shall own all Work Product arising during the Term or any extension thereof. For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer or any of its Affiliates that the Executive conceives, develops, or delivers to the Employer in connection with his employment with or duties to the Employer or its Affiliates. The Executive agrees to, at the Employer’s sole cost and expense, take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

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6.             Protection of Trade Secrets and Confidential Information.

(a)           Through exercise of Executive’s rights and performance of Executive’s obligations under this Agreement, Executive will be exposed to “Trade Secrets” and “Confidential Information” (as those terms are defined below). “Trade Secrets” shall mean information or data of or about Employer or any Affiliates (as defined in Section 20(a)), including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with the definition of “trade secret” mandated under applicable law, the latter definition shall govern for purposes of interpreting Executive’s obligations under this Agreement. Except as required to perform Executive’s obligations under this Agreement, or except with Employer’s prior written permission, Executive shall not use, redistribute, market, publish, disclose or divulge to any other person or entity any Trade Secrets of Employer. Executive’s obligations under this provision shall remain in force (during and after the Term) for so long as such information or data shall continue to constitute a Trade Secret under applicable law. Executive agrees to cooperate with any and all confidentiality requirements of Employer, and Executive shall immediately notify Employer of any unauthorized disclosure or use of any Trade Secrets of which Executive becomes aware.

(b)           Executive agrees to maintain in strict confidence and, except as necessary to perform Executive’s duties for Employer, not to use or disclose any Confidential Information at any time, either during the Term of Executive’s employment or for a period of one (1) year after Executive’s last date of employment, so long as the pertinent data or information remains Confidential Information. “Confidential Information” shall mean any non-public information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by Executive during Executive’s employment, relating to Employer or any Affiliate or Employer’s or any Affiliate’s business, operations, customers, suppliers, products, employees, financial affairs or industrial practices. Notwithstanding anything herein to the contrary, no obligation or liability shall accrue hereunder with respect to any information that: (i) is or becomes publicly available without the fault of Executive; (ii) was, is or becomes available to Executive without a duty of confidentiality to the Bank or the Company prior to Executive’s employment by the Bank or from a person who, to Executive’s knowledge, is not otherwise bound, and who Executive has no reasonable basis to believe would be bound, by a confidentiality agreement with the Bank or the Company, or is not otherwise prohibited from providing the information to Executive by a legal or fiduciary obligation to the Bank or the Company in breach of this Agreement; or (iii) was or is independently developed or created by Executive without use of or reference to Confidential Information of the Bank or the Company.

(c)           Executive will abide by Employer’s and Company’s policies and regulations, as established from time to time, for the protection of its Confidential Information. Executive acknowledges that all records, files, data, documents, and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, technology and other materials relating to Employer or its Affiliated entities shall be and remain the sole property of Employer and/or such Affiliated entity. Executive agrees, upon the request of Employer, and in any event upon termination of Executive’s employment, to turn over all copies of all media, records, documentation, etc., pertaining to Employer (together with a written statement certifying as to Executive’s compliance with the foregoing).

(d)           The federal Defend Trade Secrets Act (“DTSA”) states:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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Accordingly, Executive shall have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive shall also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if Executive uses good faith efforts to ensure that the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of trade secrets that are expressly allowed by the DTSA.

7.             Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event within 30 days following any termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Employer or its Affiliates, their businesses or customers. Upon the request of the Employer, the Executive shall certify in writing compliance with the foregoing requirement.

8.             Restrictive Covenants.

(a)           No Solicitation of Customers. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert, or appropriate to or for a Competing Business, or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business any person or entity that is or was a customer of the Employer or any of its Affiliates on the date of termination and with whom the Executive has had material contact.

(b)           No Recruitment of Personnel. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert or hire away; or (ii) attempt to solicit, divert, or hire away to any Competing Business, any employee of the Employer or any of its Affiliates engaged in the Business, regardless of whether the employee is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c)           Non-Competition Agreement. During the Executive’s employment with the Employer and for a period of 12 months thereafter (other than a termination within one year following a Change in Control), the Executive shall not (without the prior written consent of the Employer) compete with the Bank or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 2% passive investment in (other than voting the Executive’s stock), a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory. Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if the Executive’s employment does not directly involve, in whole or in part, the depository financial institution’s or holding company’s operations in the Territory.

(d)          The restrictive covenants in this Section 8 shall not apply to Executive following any termination of employment under Section 4(a)(v).

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9.             Independent Provisions. The provisions in each of the above Sections 8(a), 8(b), and 8(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

10.           Indemnification. The Executive shall be entitled to the indemnification provided to officers pursuant to the Bank’s and the Company’s Articles of Incorporation and Bylaws and to the fullest extent permitted for officers of an Arizona state bank and Arizona business corporation pursuant to Arizona law and those provisions are incorporated herein by reference.

11.           Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

12.           Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer’s business and properties. The Executive’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

13.           Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

14.           Governing Law. This Agreement and all rights hereunder shall be governed by the laws of the State of Arizona, except to the extent governed by the laws of the United States of America in which case federal laws shall govern.

15.           Non-Waiver. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

16.           Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 8(a), 8(b) or 8(c), the definition of the term “Territory,” and the definition of the term “Business,” to reflect changes in the Employer’s business and affairs so that the scope of the limitations placed on the Executive’s activities by Section 8 accomplishes the parties’ intent in relation to the then current facts and circumstances; provided that no such amendment shall make such terms more restrictive on the Executive. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.

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17.          Compliance with Internal Revenue Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Sections 3 and 4 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Sections 3 and 4 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Each payment made under Sections 3 and 4 shall be treated as a separate “payment,” as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 4 shall be paid to the Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of the Executive’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in the Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Employer does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation.

(a)           If the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

(b)           Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, then payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

18.          Compliance with the Dodd–Frank Wall Street Reform and Consumer Protection Act. Notwithstanding anything to the contrary herein, any incentive payments to the Executive shall be limited to the extent applicable and required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), including, but not limited to, clawbacks for such incentive payments as required by the Dodd-Frank Act and Section 10D of the Securities Exchange Act of 1934. The Executive agrees to such amendments, agreements, or waivers that are required by the Dodd-Frank Act or requested by the Employer to comply with the terms of the Dodd-Frank Act.

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19.          Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Employer. The Executive agrees that compliance by the Employer with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Employer.

20.          Certain Definitions.

(a)            “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

(b)            “Business” shall mean the operation of an FDIC-insured depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Bank or any of its Affiliates as of the date of termination.

(c)            “Cause” shall consist of any of Executive’s (i) material and adverse breach of any provision of this Agreement or any other written agreement between the Executive and the Bank, or failure to adhere to any material policy applicable generally to executive employees of the Bank; (ii) refusal or willful failure to perform his duties or to follow or implement a clear and lawful directive of the Board; (iii) conviction of, or the pleading of nolo contendre to, a crime involving moral turpitude (including, without limitation, forgery, money laundering, theft, embezzlement or fraud) or any felony under the laws of the United States or any state thereof; (iv) engagement in any willful misconduct, malfeasance or gross negligence in the performance of his duties, or a material violation of any provision of any state, local or federal laws, regulations, ordinances, ethics requirements or codes that are applicable to the performance of his duties; (v) breach of fiduciary responsibility; or (vi) commission of an act of dishonesty which is materially injurious to the Bank; provided, however, that any such termination shall not constitute termination for Cause unless, with respect to the circumstances set forth in clauses (i) and (ii) above only, and to the extent such circumstances are susceptible to cure: (A) the Bank provides written notice to the Executive of the conditions or circumstances, as applicable, claimed to constitute grounds for termination for Cause within 60 days of the Board first learning of the existence of such condition or circumstance (such notice to be delivered in accordance with Section 13); (B) the Executive shall have 30 days following receipt of such notice to cure such condition or circumstance; and (C) the Executive fails to remedy such condition or circumstance within 30 days of receiving such written notice thereof. Any determination leading to a termination for Cause under this Agreement shall be made by resolution adopted by vote of the Board at a meeting called and held for that purpose.

(d)            “Change in Control” shall be deemed to occur upon any of the following transactions:

(i)            Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company or the Bank;

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(ii)           Any “Person” as such term is used in Section 13(d) and Section 14(d) of the Exchange Act becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company or the Bank that represent more than 50% of the combined voting power of the Company’s or Bank’s then outstanding voting securities (the “Outstanding Voting Securities”); provided, however, that for purposes of this Section 20(d)(ii), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company or Bank principally for bona fide equity financing purposes; (B) any acquisition by the Company or Bank; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (D) any acquisition by any corporation pursuant to a transaction that complies with Sections 20(d)(iv)(A) and 20(d)(iv)(B); or (E) any acquisition involving beneficial ownership of less than 50% of the then-outstanding shares of common shares of the Company or the Bank (the “Outstanding Common Shares”) or the Outstanding Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Bank or the Company; provided, however, that for purposes of this clause (E), any such acquisition in connection with (x) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents; or (y) any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Bank or the Company;

(iii)          During any period of not more than two consecutive years, individuals who constitute the Board of the Bank or the Company as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on such Board (either by a specific vote or by approval of the proxy statement of the Bank or the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Bank or the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(iv)          Consummation of a merger, amalgamation or consolidation (a “Business Combination”) of the Bank or the Company with any other corporation, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Common Shares and the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Bank’s or the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Common Shares and the Outstanding Voting Securities, as the case may be; and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

(v)           Consummation of a stockholder-approved plan of complete liquidation of the Bank or the Company.

(e)            “Change in Control Period” shall mean the period beginning on the occurrence of a Change in Control and ending on the 12-month anniversary of such Change in Control.

(f)             “Code” shall mean the Internal Revenue Code of 1986.

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(g)            “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

(h)            “Disability” or “Disabled” shall mean (i) the inability of the Executive to perform the essential functions of his job, and for which reasonable accommodation is unavailable, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of more than 12 months, as determined by a physician mutually agreed upon by the Executive and the Bank; or (ii) the receipt of income replacement benefits for a period of more than three months under a separate long-term disability plan covering the Executive due to medically determinable physical or mental impairment which is expected to result in death or is expected to last for a continuous period of more than 12 months.

(i)             “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(j)             “Good Reason” shall mean shall mean the occurrence of any of the following events, without the express written consent of the Executive: (i) the Employer’s material breach of any of its obligations under this Agreement; (ii) any material adverse change in Executive’s duties or authority or responsibilities (including reporting responsibilities), or the assignment of duties or responsibilities to Executive materially inconsistent with his position, (iii) Executive is no longer serving as the Chief Executive Officer of the Bank and of the Company, (iv) reduction in Executive’s total annual cash compensation opportunity (i.e., Base Salary and target annual bonus), (v) a relocation of Executive’s principal place of employment to a location more than 50 miles from the Employer location from which the Executive was providing services immediately prior to the relocation of the Executive’s place of employment, or (vi) the failure of a successor to the Employer to assume the Employer’s obligations under this Agreement, provided that, for (i) – (vi) above, Executive has given written notice to the Employer of the condition giving rise to Good Reason within 90 days after its initial occurrence and the Employer fails to cure such condition within 30 days following the receipt of such written notification by the Executive to the Employer.

(k)            “Terminate,” “terminated,” “termination,” or “termination of the Executive’s employment” shall mean separation from service as defined by Treasury Regulation § 1.409A-1(h).

(l)             “Territory” shall mean a radius of 50 miles from (i) the main office of the Bank or (ii) any branch or loan production office of the Bank existing as of the date of termination of the Executive’s employment with the Employer.

21.           Payment of Attorneys’ Fees. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of the Executive’s rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such costs. Accordingly, if it should appear to the Executive that the Employer is acting or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Employer has purported to terminate the Executive’s employment for Cause or is in the course of doing so in either case contrary to this Agreement, or in the event that the Employer or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or recover (other than as required by law) from the Executive the benefits provided or intended to be provided to the Executive hereunder, and the Executive has acted in good faith to perform the Executive’s obligations under this Agreement, the Employer irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice at the expense of the Bank to represent the Executive in connection with the protection and enforcement of the Executive’s rights hereunder, including without limitation representation in connection with termination of the Executive’s employment contrary to this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Bank or any director, officer, shareholder or other person affiliated with the Employer, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel.

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22.           Entire Agreement; Waiver and Release. This Agreement supersedes and replaces in their entirety any and all previous agreements or understandings between the Executive and the Employer regarding compensation or terms of employment of the Executive.

23.           Survival. The obligations and rights of the parties pursuant to Sections 3(g), 4 through 10 and 12, as applicable, shall survive the Executive’s termination of employment hereunder including, if applicable, for the period designated under each of those respective sections.

24.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Transmission by facsimile, email, or other form of electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

[signatures appear on following page]

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IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officer thereunto duly authorized and the Executive has signed and sealed this Agreement, effective as of the date described above.

THE EMPLOYER:

SOUTHWEST HERITAGE BANK

ATTEST:

By:	/s/ Randal L. Rabon	By:	/s/ Kevin Ahern
Name:	Randal L. Rabon	Name:	Kevin Ahern
		Title:	Director and Authorized Signor

EXECUTIVE

/s/ Ciaran McMullan
Ciaran McMullan
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